Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

Viad Corp Reports Results for the 2022 First Quarter

●	Q122 results significantly better than expected and full year expectations raised
●	Pursuit Refresh, Build, Buy strategy continues to fuel growth
●	GES launches Spiro to accelerate growth in Brand Experiences

SCOTTSDALE, May 5, 2022 -- Viad Corp (NYSE: VVI), a leading provider of experiential leisure travel and live events and marketing experiences, today reported financial results for the 2022 first quarter.
Steve Moster, Viad’s president and chief executive officer, commented, “Our 2022 first quarter results significantly exceeded our expectations, primarily on stronger than anticipated revenue at GES as in-person event activity continued to improve. Pursuit performed in line with our expectations and delivered record first quarter revenue driven by stronger demand for our same-store and new year-round experiences during this seasonally slow quarter.”
Moster continued, “I am proud of our first quarter performance and encouraged by the acceleration of activity across our businesses. Advance bookings at Pursuit point to a very strong peak season this summer, and GES’ event bookings and pipeline indicate that in-person event activity will continue to improve. I look forward to building on our momentum as we execute over the balance of the year.”
First Quarter 2022 Financial Highlights
	Three months ended March 31,
(in millions)	2022	2021	$ Change

Revenue	$177.4	$28.9	$148.4
Pursuit Revenue	23.8	9.8	14.0
GES Revenue	153.6	19.1	134.4

Net loss attributable to Viad	$(29.0)	$(43.2)	$14.2

Consolidated Adjusted EBITDA*	$(11.3)	$(25.2)	$13.9
Pursuit Adjusted EBITDA*	(11.5)	(9.1)	(2.4)
GES Adjusted EBITDA*	2.7	(14.2)	16.9
Corporate Adjusted EBITDA*	(2.5)	(1.9)	(0.6)

* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

Pursuit Results
Pursuit’s first quarter revenue increased $14.0 million from the 2021 first quarter. Our new year-round experiences contributed $5.1 million to the year-over-year growth and same-store revenue grew by $8.9 million versus the 2021 first quarter primarily due to stronger visitation at our Canadian experiences. Pursuit’s seasonal adjusted EBITDA loss increased by $2.4 million versus the 2021 first quarter primarily due to a $2.8 million prior year benefit from the Canadian government’s emergency wage subsidy program.
Regarding Pursuit’s results, Moster commented, “We are very happy with the record level of first quarter revenue delivered by Pursuit. Our attractions and lodging properties in Canada benefited from travel restrictions being lifted, as well as our efforts to refresh our existing experiences and maximize revenue. Our new experiences, including the Sky Lagoon and FlyOver Las Vegas, are performing well and continue to gain momentum as awareness builds and long-haul leisure travel improves.”
Moster continued, “With the Canadian border open, the new experiences we have added, and strong leisure travel demand, we expect revenue will remain much higher than the levels we realized in 2021. In preparation for significantly higher revenue, we are building up our bench of talented team members to ensure we are ready to deliver hospitality excellence for our guests. And we look forward to delivering strong EBITDA as we move into our peak summer season.”
GES Results and Launch of Spiro
GES’ first quarter revenue increased $134.4 million from the 2021 first quarter and Adjusted EBITDA improved by $16.9 million as compared to the 2021 first quarter. These improvements are primarily due to the resumption of live event activity and the return of large-scale events that canceled or postponed into the first half of 2021. Excluding a $9.1 million dollar gain on the sale of a GES facility in the 2021 first quarter, the year over year improvement in GES Adjusted EBITDA was $26.0 million.
Regarding GES’ results, Moster commented, “GES’ results exceeded our expectations due to a faster than expected rebound of event activity, which accelerated in March following two slower months that were challenged by the impacts of the COVID-19 Omicron variant. Revenue in the month of March reached approximately 75 percent of the amount generated in the 2019 pre-pandemic month. We’re still seeing a fair amount of variation across the events we produce, but the overall trend line continues to improve and the corporate clients that we support with Brand Experiences have healthy budgets for this year.”
During the first quarter, we created a unique identity, Spiro, for our Brand Experiences business.  Spiro is the natural evolution of the strong client partnerships that we have built through our Brand Experiences business, which represented about 30 percent of GES’ revenue in 2019 while serving as a strategic marketing partner to leading brands around the world.

Regarding Spiro, Moster commented, “Over the past year, we have positioned the Brand Experiences portion of GES to focus exclusively on corporate brand marketers. In the first quarter, we introduced the Spiro brand to the market to accelerate our growth by servicing the changing needs of today’s brand marketers across a broader spectrum of their experiential marketing needs. We have been very successful onboarding new clients since 2019 and that has continued into 2022. The launch of Spiro is well-timed to help us accelerate growth in this large fragmented market as corporate brands pursue strong customer engagement across the physical, virtual, digital and hybrid marketing channels.  I am thrilled about the growth potential for Spiro.”
In connection with the reorganization of our operations to support the launch and growth of Spiro, we have defined two new reportable segments for GES: Spiro and GES Exhibitions. The following table provides a comparison of 2022 first quarter revenue and Adjusted EBITDA to the comparable period in 2021 for GES’ two reportable segments. Additional historical financial information for these segments can be found in the tables accompanying this press release.
	Three months ended March 31,
(in millions)	2022	2021	$ Change

Revenue:
Spiro	$42.8	$12.1	$30.8
GES Exhibitions	111.8	7.2	104.7
Inter-segment Eliminations	(1.1)	(0.1)	(1.0)
Total GES	$153.6	$19.1	$134.4

Adjusted EBITDA*:
Spiro	$0.7	$(5.5)	$6.3
GES Exhibitions	2.0	(8.7)	10.7
Total GES	$2.7	$(14.2)	$16.9

* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.
Spiro’s first quarter 2022 revenue increased $30.8 million with an increase in Adjusted EBITDA of $6.3 million as compared to the 2021 first quarter.  GES Exhibitions’ first quarter 2022 revenue increased $104.7 million with an increase in Adjusted EBITDA of $10.7 million (or $19.8 million excluding the $9.1 million facility sale gain during the 2021 first quarter) as compared to the 2021 first quarter. These improvements primarily reflect the resumption of in-person event activity as well the benefit of the cost structure reductions we've implemented.
Balance Sheet and Cash Flow Highlights
We ended the first quarter with total liquidity of $145.3 million, comprising cash and cash equivalents of approximately $58 million and approximately $87 million of capacity available on our revolving credit facility ($100 million total facility size, less approximately $13 million in letters of credit). Our debt totaled approximately $474 million, including $398 million outstanding on our Term Loan B, financing lease obligations of approximately $66 million (which primarily comprises real estate leases at Pursuit), and approximately $9 million in other debt.
Our 2022 first quarter cash flow from operations was an inflow of approximately $18 million, our capital expenditures totaled approximately $13 million, and we paid approximately $2 million in cash dividends on our convertible preferred equity and made net debt payments of approximately $4 million.

Moster commented, “As a result of our strong cash flow management and improved business activity, we generated positive operating cash flow during our seasonally slow first quarter. We have a solid liquidity position and financial flexibility that allows us to continue investing in high-return growth opportunities through Pursuit’s Refresh, Build, Buy strategy, including our April 6th acquisition of the Glacier Raft Company and construction of our new Forest Park Hotel in Jasper, as well as longer-term build projects to expand our FlyOver attraction platform.”
2022 Outlook
Assuming no future material adverse changes to the macro environment from COVID, geo-political events, or other factors, we expect Adjusted EBITDA will be in the ranges shown in the following table. We continue to operate in a very dynamic environment and our performance could vary significantly from the amounts shown below.
(in millions)	Second Quarter	Full Year	Key Assumptions
Pursuit	$17 to $21	$80 to $90	●	US same store revenue out-performs 2019 on strong domestic leisure travel demand;
			●	Canada same store revenue remains below 2019 on partial recovery of long-haul international leisure travel
			●	New experiences continue to ramp as awareness builds and long-haul leisure travel partially recovers
			●	Revenue management efforts to drive rate increases offset wage inflation
			●	Overall margins will improve from 2021 but remain below 2019 due to guest mix

GES	$8 to $12	$25 to $35	●	Exhibitions same-show revenue will generally remain at or better than 75% of pre-pandemic levels
			●	Experiential marketing budgets of major Spiro clients are approximately 80% of pre-pandemic levels
			●	SG&A will gradually increase to support increased business activity and future revenue growth

Corporate	~$(3)	$(11) to $(12)	●	Run rate remains consistent with first quarter

Conference Call Details
Management will host a conference call to review first quarter 2022 results on Thursday, May 5, 2022, at 5 p.m. (Eastern Time).
To join the live conference call, please register at least 10 minutes before the start of the call using the following link: https://www.incommglobalevents.com/registration/q4inc/10659/viad-corp-first-quarter-2022-earnings-call/. After registering, an email confirmation will be sent that includes dial-in information as well as unique codes for entry into the live call. Registration will be open throughout the call.
A live audio webcast of the call will also be available in listen-only mode through the “Investors” section of our website. A replay of the webcast will be available on our website shortly after the call and, for a limited time, by calling (866) 813-9403 or (929) 458-6194 and entering the conference ID 953633.
Additionally, we will post a supplemental presentation, containing highlights of our results, trends and outlook, on the “Investors” section of our website prior to the conference call.  We will refer to this presentation during the call.

About Viad
Viad (NYSE: VVI), is a leading global provider of extraordinary experiences, including hospitality and leisure activities, experiential marketing, and live events through two businesses: Pursuit and GES. Pursuit is a collection of inspiring and unforgettable travel experiences in Alaska, Montana, the Canadian Rockies, Vancouver, Reykjavik, and Las Vegas, as well as new experiences planned in Chicago and Toronto. Pursuit’s collection includes attractions, lodges and hotels, and sightseeing tours that connect guests with iconic places. GES is a global, full-service live events company offering a comprehensive range of services to the world's leading brands and event organizers. Our business strategy focuses on delivering extraordinary experiences for our teams, clients and guests, and significant and sustainable growth and above-market returns for our shareholders. Viad is an S&P SmallCap 600 company. For more information, visit www.viad.com.
Forward-Looking Statements
This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “estimate,” “anticipate,” “deliver,” “seek,” “aim,” “potential,” “target,” “outlook,” and similar expressions are intended to identify our forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  These forward-looking statements are not historical facts and are subject to a host of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those in the forward-looking statements.
Important factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to, the following:

•	the impact of the COVID-19 pandemic on our financial condition, liquidity, and cash flow;
•	our ability to anticipate and adjust for the impact of the COVID-19 pandemic on our businesses;
•	general economic uncertainty in key global markets and a worsening of global economic conditions;
•	travel industry disruptions;
•	seasonality of our businesses;
•	unanticipated delays and cost overruns of our capital projects, and our ability to achieve established financial and strategic goals for such projects;
•	our exposure to labor shortages, turnover, and labor cost increases;
•	the importance of key members of our account teams to our business relationships;
•	the competitive nature of the industries in which we operate;
•	our dependence on large exhibition event clients;
•	adverse effects of show rotation on our periodic results and operating margins;
•	transportation disruptions and increases in transportation costs;
•	natural disasters, weather conditions, accidents, and other catastrophic events;
•	our exposure to labor cost increases and work stoppages related to unionized employees;
•	our multi-employer pension plan funding obligations;
•	our ability to successfully integrate and achieve established financial and strategic goals from acquisitions;
•	our exposure to cybersecurity attacks and threats;
•	our exposure to currency exchange rate fluctuations;
•	liabilities relating to prior and discontinued operations; and
•	compliance with laws governing the storage, collection, handling, and transfer of personal data and our exposure to legal claims and fines for data breaches or improper handling of such data.

For a more complete discussion of the risks and uncertainties that may affect our business or financial results, please see Item 1A, “Risk Factors,” of our most recent annual report on Form 10-K filed with the SEC. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation.

Forward-Looking Non-GAAP Measures
The company has not quantitatively reconciled its guidance for adjusted EBITDA to its respective most comparable GAAP measure because certain reconciling items that impact this metric including, provision for income taxes, interest expense, restructuring or impairment charges, acquisition-related costs, and attraction start-up costs have not occurred, are out of the company’s control, or cannot be reasonably predicted. Accordingly, reconciliations to the nearest GAAP financial measure are not available without unreasonable effort. Please note that the unavailable reconciling items could significantly impact the company’s results as reported under GAAP.

Contact
Carrie Long or Michelle Porhola
Investor Relations
(602) 207-2681
ir@viad.com

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended March 31,
(in thousands, except per share data)	2022	2021	$ Change	% Change

Revenue:
Pursuit	$23,784	$9,790	$13,994	**
GES:
Spiro	42,816	12,059	30,757	**
GES Exhibitions	111,831	7,152	104,679	**
Inter-segment eliminations	(1,071)	(66)	(1,005)	**
Total GES	153,576	19,145	134,431	**
Total revenue	$177,360	$28,935	$148,425	**

Segment operating loss:
Pursuit	$(21,198)	$(18,321)	(2,877)	-15.7%
GES:
Spiro	(239)	(7,169)	6,930	96.7%
GES Exhibitions	(1,355)	(12,735)	11,380	89.4%
Total GES	(1,594)	(19,904)	18,310	92.0%
Segment operating loss	$(22,792)	$(38,225)	$15,433	40.4%
Corporate eliminations	17	17	-	0.0%
Corporate activities (Note A)	(2,673)	(2,005)	(668)	-33.3%
Restructuring charges (Note B)	(654)	(2,826)	2,172	76.9%
Impairment charges (Note C)	(583)	-	(583)	**
Other expense	(638)	(360)	(278)	-77.2%
Net interest expense (Note D)	(5,877)	(5,085)	(792)	-15.6%
Loss from continuing operations before income taxes	(33,200)	(48,484)	15,284	31.5%
Income tax benefit (Note E)	2,582	3,045	(463)	-15.2%
Loss from continuing operations	(30,618)	(45,439)	14,821	32.6%
Income from discontinued operations (Note F)	275	348	(73)	-21.0%
Net loss	(30,343)	(45,091)	14,748	32.7%
Net loss attributable to noncontrolling interest	1,204	1,445	(241)	-16.7%
Net loss attributable to redeemable noncontrolling interest	138	494	(356)	-72.1%
Net loss attributable to Viad	$(29,001)	$(43,152)	$14,151	32.8%

Amounts Attributable to Viad:
Loss from continuing operations	$(29,276)	$(43,500)	$14,224	32.7%
Income from discontinued operations (Note F)	275	348	(73)	-21.0%
Net loss	$(29,001)	$(43,152)	$14,151	32.8%

Loss per common share attributable to Viad (Note G):
Basic loss per common share	$(1.53)	$(2.21)	$0.68	30.8%
Diluted loss per common share	$(1.53)	$(2.21)	$0.68	30.8%

Weighted-average common shares outstanding:
Basic weighted-average outstanding common shares	20,518	20,370	148	0.7%
Additional dilutive shares related to share-based compensation	-	-	-	**
Diluted weighted-average outstanding common shares	20,518	20,370	148	0.7%

Adjusted EBITDA* by Reportable Segment:
Pursuit	$(11,498)	$(9,061)	$(2,437)	-26.9%
GES:
Spiro	742	(5,542)	6,284	**
GES Exhibitions	1,978	(8,684)	10,662	**
Total GES	2,720	(14,226)	16,946	**
Corporate	(2,534)	(1,931)	(603)	-31.2%
Consolidated Adjusted EBITDA	(11,312)	(25,218)	13,906	55.1%

	As of March 31,
Capitalization Data:	2022	2021	$ Change	% Change
Cash and cash equivalents	57,902	34,714	23,188	66.8%
Total debt	473,845	372,699	101,146	27.1%
Viad shareholders' equity	(18,169)	56,502	(74,671)	**
Non-controlling interests (redeemable and non-redeemable)	90,795	88,263	2,532	2.9%
Convertible Series A Preferred Stock (Note H):
Convertible preferred stock (including accumulated dividends paid in kind)***	141,827	139,904	1,924	1.4%
Equivalent number of common shares	6,674	6,584	91	1.4%

* Refer to Table Two for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.
** Change is greater than +/- 100 percent
*** Amount shown excludes transaction costs, which are netted against the value of the preferred shares when presented on Viad's balance sheet.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY RESULTS
(UNAUDITED)

(A)	Corporate Activities — The increase in corporate activities expense during the three months ended March 31, 2022 was primarily due to higher performance-based compensation expense.

(B)
Restructuring Charges — Restructuring charges during the three months ended March 31, 2022 were primarily related to severance and facility closures at GES. Restructuring charges during the three months ended March 31, 2021 were primarily related to facility closures and the elimination of certain positions at GES. In response to the COVID-19 pandemic, we accelerated our transformation and streamlining efforts at GES to significantly reduce costs and create a lower and more flexible cost structure focused on servicing our more profitable market segments.

(C)	Impairment Charges — Impairment charges during the three months ended March 31, 2022 were related to software development costs that are no longer being utilized at GES.

(D)
Net Interest Expense — The increase in interest expense during the three months ended March 31, 2022 was primarily due to higher interest rates and higher debt balances in 2022, offset in part by $1.9 million of capitalized interest recorded in the three months ended March 31, 2022.

(E)
Income Tax Benefit – The effective tax rate was 7.8% for the three months ended March 31, 2022 and 6.3% for the three months ended March 31, 2021. The effective tax rates for both the three months ended March 31, 2022 and 2021 were lower than the blended statutory rate primarily as a result of excluding the tax benefit on losses recognized in the United States, the United Kingdom, and other European countries where we have a valuation allowance.

(F)
Income from Discontinued Operations — Income from discontinued operations during the three months ended March 31, 2022 and 2021 were primarily due insurance recoveries related to previously sold operations, offset in part by legal expenses.

(G)
Income (Loss) per Common Share — We apply the two-class method in calculating income (loss) per common share as preferred stock and unvested share-based payment awards that contain nonforteitable rights to dividends are considered participating securities. Accordingly, such securities are included in the earnings allocation in calculating income per share.

Diluted income (loss) per common share is calculated using the more dilutive of the two-class method or as-converted method.  The two-class method uses net income (loss) available to common stockholders and assumes conversion of all potential shares other than participating securities.  The as-converted method uses net income (loss) available to common shareholders and assumes conversion of all potential shares including participating securities.  Dilutive potential common shares include outstanding stock options, unvested restricted share units and convertible preferred stock.

Additionally, the adjustment to the carrying value of redeemable non-controlling interests is reflected in income (loss) per common share.

The components of basic and diluted income (loss) per share are as follows:

	Three months ended March 31,
(in thousands)	2022	2021	$ Change	% Change

Net loss attributable to Viad	$(29,001)	$(43,152)	$14,151	32.8%
Convertible preferred stock dividends paid in cash	(1,950)	-	(1,950)	**
Convertible preferred stock dividends paid in kind	-	(1,898)	1,898	-100.0%
Adjustment to the redemption value of redeemable noncontrolling interest	(351)	(56)	(295)	**
Undistributed income (loss) attributable to Viad	(31,302)	(45,106)	13,804	30.6%
Less: Allocation to participating securities	-	-	-	**
Net loss allocated to Viad common shareholders (basic)	$(31,302)	$(45,106)	$13,804	30.6%
Add: Allocation to participating securities	-	-	-	**
Net loss allocated to Viad common shareholders (diluted)	$(31,302)	$(45,106)	$13,804	30.6%

Basic weighted-average outstanding common shares	20,518	20,370	148	0.7%
Additional dilutive shares related to share-based compensation	-	-	-	**
Diluted weighted-average outstanding common shares	20,518	20,370	148	0.7%

(H)
Convertible Series A Preferred Stock — On August 5, 2020, we entered into an Investment Agreement with funds managed by private equity firm Crestview Partners, relating to the issuance of 135,000 shares of newly issued Convertible Series A Preferred Stock, par value $0.01 per share, for an aggregate purchase price of $135 million or $1,000 per share. The Convertible Series A Preferred Stock carries a 5.5% cumulative quarterly dividend, which is payable in cash or in-kind at Viad’s option and is convertible into shares of our common stock at a conversion price of $21.25 per share.  A total of $6.8 million of dividends have been paid in kind, including $3.8 million during the first and second quarters of 2021. We began paying preferred stock dividends in cash during the 2021 third quarter and we intend to pay in cash for the foreseeable future.

VIAD CORP AND SUBSIDIARIES
TABLE TWO - NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

IMPORTANT DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES

This document includes the presentation of "Income (Loss) Before Other Items", "Adjusted EBITDA", "Segment Operating Income (Loss)", and "Adjusted Segment Operating Income (Loss)", which are supplemental to results presented under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies.  These non-GAAP measures are utilized by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and should be considered in addition to, but not as substitutes for, other similar measures reported in accordance with GAAP.  The use of these non-GAAP financial measures is limited, compared to the GAAP measure of net income attributable to Viad, because they do not consider a variety of items affecting Viad’s consolidated financial performance as reconciled below.  Because these non-GAAP measures do not consider all items affecting Viad’s consolidated financial performance, a user of Viad’s financial information should consider net income attributable to Viad as an important measure of financial performance because it provides a more complete measure of the Company’s performance.

Income (Loss) Before Other Items, Segment Operating Income (Loss), and Adjusted Segment Operating Income (Loss) are considered useful operating metrics, in addition to net income attributable to Viad, as potential variations arising from non-operational expenses/income are eliminated, thus resulting in additional measures considered to be indicative of Viad’s performance. Management believes that the presentation of Adjusted EBITDA provides useful information to investors regarding Viad’s results of operations for trending, analyzing and benchmarking the performance and value of Viad’s business. Management also believes that the presentation of Adjusted EBITDA for acquisitions and other major capital projects enables investors to assess how effectively management is investing capital into major corporate development projects, both from a valuation and return perspective.

	Three months ended March 31,
(in thousands, except per share data)	2022	2021	$ Change	% Change
Loss before other items:
Net loss attributable to Viad	$(29,001)	$(43,152)	$14,151	32.8%
Income from discontinued operations attributable to Viad	(275)	(348)	73	21.0%
Loss from continuing operations attributable to Viad	(29,276)	(43,500)	14,224	32.7%
Restructuring charges, pre-tax	654	2,826	(2,172)	-76.9%
Impairment charges, pre-tax	583	-	583	**
Acquisition-related costs and other non-recurring expenses, pre-tax (Note A)	857	1,818	(961)	-52.9%
Tax benefit on above items	(77)	(177)	100	56.5%
Loss before other items	$(27,259)	$(39,033)	$11,774	30.2%

The components of income (loss) before other items per share are as follows:

Loss before other items (as reconciled above)	(27,259)	(39,033)	11,774	30.2%
Convertible preferred stock dividends paid in cash	(1,950)	-	(1,950)	**
Convertible preferred stock dividends paid in kind	-	(1,898)	1,898	-100.0%
Undistributed loss before other items attributable to Viad (Note B)	(29,209)	(40,931)	11,722	28.6%
Less: Allocation to participating securities (Note C)	-	-	-	**
Diluted loss before other items allocated to Viad common shareholders	$(29,209)	$(40,931)	$11,722	28.6%

Diluted weighted-average outstanding common shares	20,518	20,370	148	0.7%

Loss before other items per common share	$(1.42)	$(2.01)	$0.59	29.4%

(A)	Acquisition-related costs and other non-recurring expenses include:

	Three months ended March 31,
(in thousands)	2022	2021
Acquisition integration costs - Pursuit[1]	$-	$1
Acquisition transaction-related costs - Pursuit[1]	308	208
Acquisition transaction-related costs - Corporate[2]	110	35
Attraction start-up costs[1,3]	431	1,564
Other non-recurring expenses[2,4]	8	10
Acquisition-related and other non-recurring expenses, pre-tax	$857	$1,818

[1] Included in segment operating loss
[2] Included in corporate activities
[3] Includes costs related to the development of Pursuit's new FlyOver attractions in Las Vegas, Chicago, and Toronto, the Sky Lagoon in Iceland, the Golden Skybridge and Forest Park Hotel in Canada.
[4] Includes non-capitalizable fees and expenses related to Viad’s credit facility refinancing efforts.

(B)
We exclude the adjustment to the redemption value of redeemable noncontrolling interest from the calculation of income before other items per share as it is a non-cash adjustment that does not affect net income or loss attributable to Viad.

(C)
Preferred stock and unvested share-based payment awards that contain nonforteitable rights to dividends are considered participating securities. Accordingly, such securities are included in the earnings allocation in calculating income (loss) before other items per common share unless the effect of such inclusion is anti-dilutive.  The following table provides the share data used for calculating the allocation to participating securities if applicable:

	Three months ended March 31,
(in thousands)	2022	2021
Weighted-average outstanding common shares	20,518	20,370
Effect of participating convertible preferred shares (if applicable)	-	-
Effect of participating non-vested shares (if applicable)	-	-
Weighted-average shares including effect of participating interests (if applicable)	20,518	20,370

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE TWO - NON-GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Same-Store - The term "same-store" is used within this document to refer to results without the impact of new experiences, if any, until such new experiences are included in the entirety of both comparable periods.  Management believes that the presentation of "same-store" results permits investors to better understand Viad's performance without the effects of new experiences.

	Three months ended March 31, 2022			Three months ended March 31, 2021
($ in thousands)	As Reported	New Experiences (Note A)	Same-Store	As Reported	New Experiences (Note A)	Same-Store

Viad Consolidated:
Revenue	$177,360	$5,123	$172,237	$28,935	$-	$28,935

Net loss attributable to Viad	$(29,001)			$(43,152)
Net loss attributable to noncontrolling interest	(1,204)			(1,445)
Net loss attributable to redeemable noncontrolling interest	(138)			(494)
Income from discontinued operations	(275)			(348)
Net interest expense	5,877			5,085
Income tax benefit	(2,582)			(3,045)
Depreciation and amortization	13,279			13,177
Restructuring charges	654			2,826
Impairment charges	583			-
Other expense	638			360
Start-up costs (B)	431			1,564
Acquisition transaction-related costs	418			243
Integration costs	-			1
Other non-recurring expenses (C)	8			10
Consolidated Adjusted EBITDA	$(11,312)	$(386)	$(10,926)	$(25,218)	$-	$(25,218)

Consolidated Adjusted EBITDA by Business:
Pursuit	$(11,498)	$(386)	$(11,112)	$(9,061)	$-	$(9,061)
Total GES	2,720	-	2,720	(14,226)	-	(14,226)
Total Segment EBITDA	(8,778)	(386)	(8,392)	(23,287)	-	(23,287)
Corporate EBITDA	(2,534)	-	(2,534)	(1,931)	-	(1,931)
Consolidated Adjusted EBITDA	$(11,312)	$(386)	$(10,926)	$(25,218)	$-	$(25,218)

Pursuit Adjusted EBITDA:
Revenue	$23,784	$5,123	$18,661	$9,790	$-	$9,790
Cost of services and products	(44,982)	(7,473)	(37,509)	(28,111)	(1,789)	(26,322)
Segment operating loss	(21,198)	(2,350)	(18,848)	(18,321)	(1,789)	(16,532)
Depreciation	7,782	1,157	6,625	6,457	17	6,440
Amortization	1,179	376	803	1,030	208	822
Start-up costs (B)	431	431	-	1,564	1,564	-
Acquisition transaction-related costs	308	-	308	208	-	208
Integration costs	-	-	-	1	-	1
Adjusted EBITDA	$(11,498)	$(386)	$(11,112)	$(9,061)	$-	$(9,061)

Pursuit Operating margin	-89.1%	-45.9%	**	**		**
Pursuit Adjusted EBITDA margin	-48.3%	-7.5%	-59.5%	-92.6%		-92.6%

Total GES Adjusted EBITDA:
Revenue	$153,576	$-	$153,576	$19,145	$-	$19,145
Cost of services and products	(155,170)	-	(155,170)	(39,049)	-	(39,049)
Segment operating loss	(1,594)	-	(1,594)	(19,904)	-	(19,904)
Depreciation	3,220	-	3,220	4,433	-	4,433
Amortization	1,094	-	1,094	1,245	-	1,245
Total GES Adjusted EBITDA	$2,720	$-	$2,720	$(14,226)	$-	$(14,226)

Total GES Operating margin	-1.0%		-1.0%	**		**
Total GES Adjusted EBITDA margin	1.8%		1.8%	-74.3%		-74.3%

GES Adjusted EBITDA by Reportable Segment:
Spiro	$742		$742	$(5,542)		$(5,542)
GES Exhibitions	1,978		1,978	(8,684)		(8,684)
Total GES	$2,720	$-	$2,720	$(14,226)	$-	$(14,226)

Spiro Revenue	$42,816	$-	$42,816	$12,059	$-	$12,059

Spiro Adjusted EBITDA Margin	1.7%		1.7%	-46.0%		-46.0%

GES Exhibitions Revenue	$111,831	$-	$111,831	$7,152	$-	$7,152

GES Exhibitions Adjusted EBITDA Margin	1.8%		1.8%	**		**

(A) New Experiences comprises the following attractions that were opened or acquired after January 1, 2021: Sky Lagoon (opened May 2021), Golden Skybridge (acquired March 2021 and opened June 2021), and FlyOver Las Vegas (opened September 2021) and costs related to the development of new experiences.

(B) Includes costs related to the development of Pursuit's new FlyOver attractions in Las Vegas, Chicago, and Toronto, the Sky Lagoon in Iceland, and the Golden Skybridge and Forest Park Hotel in Canada.

(C) Includes non-capitalizable fees and expenses related to Viad’s credit facility refinancing efforts.

VIAD CORP AND SUBSIDIARIES
TABLE TWO - NON-GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following table provides revenue and Adjusted EBITDA by quarter for 2021 for GES' new reportable segments, along with reconciliations of Adjusted EBITDA to the nearest GAAP measure, net income attributable to Viad.

	2021
($ in thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year

GES Revenue:
Spiro	12,059	11,944	37,866	54,718	116,587
GES Exhibitions	7,152	13,057	81,129	108,152	209,490
Inter-segment eliminations	(66)	(81)	(2,951)	(2,687)	(5,785)
Total GES	19,145	24,920	116,044	160,183	320,292

GES Adjusted EBITDA:
Spiro	(5,542)	(6,057)	890	6,430	(4,279)
GES Exhibitions	(8,684)	(15,504)	(5,115)	3,219	(26,084)
Total GES	(14,226)	(21,561)	(4,225)	9,649	(30,363)

Viad Consolidated:
Net (loss) income attributable to Viad	$(43,152)	$(42,026)	$15,067	$(22,544)	$(92,655)
Net (loss) income attributable to noncontrolling interest	(1,445)	(510)	5,004	(1,363)	1,686
Net loss attributable to redeemable noncontrolling interest	(494)	(431)	(296)	(545)	(1,766)
(Income) loss from discontinued operations	(348)	62	(248)	(24)	(558)
Net interest expense	5,085	5,565	9,518	8,156	28,324
Income tax benefit	(3,045)	(2,166)	5,329	(1,906)	(1,788)
Depreciation and amortization	13,177	13,333	13,476	13,764	53,750
Restructuring charges	2,826	787	2,186	267	6,066
Other expense	360	680	466	507	2,013
Pension plan withdrawal	-	57	-	-	57
Start-up costs (A)	1,564	2,054	1,415	(289)	4,744
Acquisition transaction-related costs	243	88	385	176	892
Integration costs	1	5	-	-	6
Other non-recurring expenses (B)	10	557	2	-	569
Consolidated Adjusted EBITDA	$(25,218)	$(21,945)	$52,304	$(3,801)	$1,340

Consolidated Adjusted EBITDA by Business:
Pursuit	$(9,061)	$2,011	$59,593	$(9,854)	$42,689
Total GES	(14,226)	(21,561)	(4,225)	9,649	(30,363)
Total Segment EBITDA	(23,287)	(19,550)	55,368	(205)	12,326
Corporate EBITDA	(1,931)	(2,395)	(3,064)	(3,596)	(10,986)
Consolidated Adjusted EBITDA	$(25,218)	$(21,945)	$52,304	$(3,801)	$1,340

Pursuit Adjusted EBITDA:
Revenue	$9,790	$36,313	$117,555	$23,390	$187,048
Cost of services and products	(28,111)	(44,410)	(67,954)	(41,964)	(182,439)
Segment operating loss	(18,321)	(8,097)	49,601	(18,574)	4,609
Depreciation	6,457	6,546	6,734	7,623	27,360
Amortization	1,030	1,439	1,462	1,177	5,108
Start-up costs (A)	1,564	2,054	1,415	(289)	4,744
Acquisition transaction-related costs	208	64	381	209	862
Integration costs	1	5	-	-	6
Adjusted EBITDA	$(9,061)	$2,011	$59,593	$(9,854)	$42,689

Pursuit Operating margin	**	-22.3%	42.2%	-79.4%	2.5%
Pursuit Adjusted EBITDA margin	-92.6%	5.5%	50.7%	-42.1%	22.8%

Total GES Adjusted EBITDA:
Revenue	$19,145	$24,920	$116,044	$160,183	$320,292
Cost of services and products	(39,049)	(51,817)	(125,543)	(155,494)	(371,903)
Segment operating loss	(19,904)	(26,897)	(9,499)	4,689	(51,611)
Depreciation	4,433	4,116	4,024	3,746	16,319
Amortization	1,245	1,220	1,250	1,214	4,929
Total GES Adjusted EBITDA	$(14,226)	$(21,561)	$(4,225)	$9,649	$(30,363)

Total GES Operating margin	**	**	-8.2%	2.9%	-16.1%
Total GES Adjusted EBITDA margin	-74.3%	-86.5%	-3.6%	6.0%	-9.5%

GES Adjusted EBITDA by Reportable Segment:
Spiro	$(5,542)	$(6,057)	$890	$6,430	$(4,279)
GES Exhibitions	(8,684)	(15,504)	(5,115)	3,219	(26,084)
Total GES	$(14,226)	$(21,561)	$(4,225)	$9,649	$(30,363)

Spiro Revenue	$12,059	$11,944	$37,866	$54,718	$116,587

Spiro Adjusted EBITDA Margin	-46.0%	-50.7%	2.4%	11.8%	-3.7%

GES Exhibitions Revenue	$7,152	$13,057	$81,129	$108,152	$209,490

GES Exhibitions Adjusted EBITDA Margin	**	**	-6.3%	3.0%	-12.5%

(A) Includes costs related to the development of Pursuit's new FlyOver attractions in Las Vegas, Chicago, and Toronto, the Sky Lagoon in Iceland, the Golden Skybridge and Forest Park Hotel in Canada.
(B) Includes non-capitalizable fees and expenses related to Viad’s credit facility refinancing efforts.